                                                                      Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34789, 333-80449, 333-87491, and 333-91507) pertaining to the
1997 Stock Incentive Plan of AMETEK, Inc., the 1999 Stock Incentive Plan of AMETEK, Inc., the AMETEK Retirement and Savings Plan and the AMETEK 401(K) Plan for Acquired Businesses, and to the AMETEK Inc. Deferred Compensation Plan, respectively, and in the related Prospectuses, of our report dated June 7, 2001, with respect to the financial statements of the AMETEK 401(K) Plan for Acquired Businesses included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

                                                    /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
June 18, 2001